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Exhibit 99.2

        Yahoo!'s Jeff Mallett To Step Down as
President and Chief Operating Officer

Will Remain with Company through April 2002

SUNNYVALE, Calif.—January 16, 2002—Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet communications, commerce and media company, today said that Jeff Mallett will step down as president and chief operating officer in April. He is leaving Yahoo! to take advantage of greater flexibility for family and business interests.

        Mallett will continue working with the management and operations teams to execute the company strategy, as well as facilitate a smooth transition. He will also continue as a member of the Board of Directors until the company's annual stockholder meeting this spring.

        "For the past seven years, Jeff has worked tirelessly to help build Yahoo! into a powerful, global franchise," said Terry Semel, chairman and chief executive officer. "One of Jeff's greatest contributions has been helping assemble the leading team that will carry Yahoo! into its next phase of development. He has also been an integral player in our efforts to position Yahoo! for growth in the coming years. We are very grateful to Jeff for his vast contributions."

        "All of us at Yahoo! owe Jeff a tremendous debt of gratitude for his role in building this company," said Jerry Yang, co-founder and Chief Yahoo. "His passion, vision and intense commitment to execution have helped Yahoo! become the leading Internet brand with an unparalleled global audience. He will be greatly missed, personally and professionally."

        "Building Yahoo! has been the opportunity of a lifetime," said Mallett. "It has been a great privilege to be part of a company that has become essential to millions of people around the world. Upon working to stabilize our business, building a strong operating team and positioning Yahoo! for growth, I've decided there's no better time for me to pursue more personal flexibility after seven very fulfilling years. I have the greatest confidence in Terry Semel and the management team to seize the opportunities ahead and to continue building Yahoo! into a diversified global business that enhances consumers' lives and partners' businesses. "

        Mr. Mallett joined Yahoo! in 1995 as the company's 12th employee. He was instrumental in engineering the company's original business plan, including establishing the Yahoo! network as the number one global web network. He has also been integral to the company's diversification into enterprise solutions, business and consumer for-pay services and electronic commerce transactions.

        The company expects to outline a succession plan prior to Mallett's departure in April. Yahoo! made no other organizational or reporting structure changes in conjunction with this announcement.

Yahoo!'s Jeff Mallett To Step Down in April 2002,    Page 2

About Yahoo!

        Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 219 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. Through the Yahoo! Enterprise Solutions division, the company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. The company's global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

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Yahoo! and the Yahoo! logo, are registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Contacts:
Nicki Dugan, Yahoo! Inc., 408-349-7361, nicki@yahoo-inc.com
Nicole Waddell, Fleishman-Hillard, 415-356-1037, waddelln@fleishman.com

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  Exhibit 99.2